Item 77 Q1: Exhibits


                    Addendum to Management Agreement between
                         Lord Abbett Research Fund, Inc.
                                       and
                             Lord, Abbett & Co. LLC
                    Dated: October 1, 2004 (the "Agreement")




     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Research Fund, Inc. on behalf of the Lord Abbett Large-Cap Core Fund (the "Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.70 of 1% of the first $1 billion of the Fund's average daily net assets; 0.65 of 1% of the next $1 billion of such assets and 0.60 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                     LORD, ABBETT & CO. LLC



                                     BY: /s/ Paul A. Hilstad
                                        --------------------------------
                                         Paul A. Hilstad
                                         Member and General Counsel



                                     LORD ABBETT RESEARCH FUND, INC.



                                     BY: /s/ Christina T. Simmons
                                        --------------------------------
                                         Christina T. Simmons
                                         Vice President & Assistant Secretary